Exhibit 99.1

McDonald's® USA and Krispy Kreme® Announce Expanded National Partnership

Krispy Kreme to provide fresh doughnuts daily at McDonald's restaurants nationwide; Phased rollout will begin in 2H 2024 with nationwide availability expected by the end of 2026

(CHICAGO, IL and CHARLOTTE, NC – March 26, 2024) –We know nothing hits the spot quite like a fresh, melt-in-your-mouth doughnut paired with your go-to McCafé® order... and today, McDonald's and Krispy Kreme have a sweet update for doughnut fans everywhere.

The Golden Arches and Krispy Kreme, one of the most beloved sweet treat brands in the world, are teaming up for a national expansion. Fans will begin spotting Krispy Kreme doughnuts in their local McDonald's restaurants later this year as part of a phased market rollout across the country. Nationwide availability at participating restaurants is expected by the end of 2026.

Three of Krispy Kreme's most popular doughnuts will be delivered fresh to McDonald's restaurants every day. They'll be available individually, or in boxes of six, starting at breakfast and lasting throughout the day– while supplies last:

- **The iconic Original Glazed® Doughnut:** A melt-in-your-mouth doughnut covered in Krispy Kreme's signature glaze. The doughnut that started it all.
- **The Chocolate Iced with Sprinkles Doughnut:** A chocolatey twist on the original, dipped in chocolate icing and covered in rainbow sprinkles.
- **The Chocolate Iced Kreme™ Filled Doughnut:** Made with a light, fluffy dough and filled with a smooth Kreme™ filling then dipped in chocolate icing.

This follows a successful test at 160 McDonald's restaurants in the Lexington and Louisville, Kentucky areas where consumer excitement and demand exceeded expectations. These pilot restaurants will continue to serve Krispy Kreme doughnuts during the nationwide rollout.

"Since the launch of breakfast nearly 50 years ago, we've continued to offer new menu items, flavors and experiences that have made McDonald's an irreplaceable part of fans' morning routines," said Tariq Hassan, McDonald's USA's Chief Marketing and Customer Experience Officer. "This partnership is an exciting next step in that journey and a chance to unlock new business opportunities in the breakfast category and throughout the day. Our fans' love for Krispy Kreme runs deep, and we can't wait to make it even easier for them to satisfy their sweet tooth at McDonald's restaurants across the country."

"The top request we receive from consumers, every day, is, 'please bring Krispy Kreme to my town.' Partnering with McDonald's on a national scale will provide our fans and doughnut lovers unprecedented daily access to fresh doughnuts and the joy that is Krispy Kreme," said Krispy Kreme President and CEO Josh Charlesworth.

To celebrate this sweet partnership, Krispy Kreme will give one FREE Original Glazed® Doughnut to all guests who visit U.S. Krispy Kreme shops between 5 and 9 p.m. today (Tuesday, March 26).

Krispy Kreme More Than Doubles Points of Access
"Significantly, by making Kreme Krispy accessible to fans nationwide through this partnership, we expect to more than double our points of access by the end of 2026. The partnership accelerates the development of our existing Delivered Fresh Daily channel, creating operating leverage through distribution density and production utilization," said Charlesworth.

Krispy Kreme has been scaling its supply chain, building a support team, adding technology and new equipment, and enhancing field training to support its Delivered Fresh Daily expansion, which includes this phased rollout.

Krispy Kreme and McDonald's will provide more details regarding the nationwide rollout in the coming months. So, get ready to sweeten up your day as these delicious treats make their way to your local McDonald's restaurant soon!

About McDonald's USA
McDonald's USA, LLC, serves a variety of menu options made with quality ingredients to millions of customers every day. Ninety-five percent of McDonald's approximately 13,500 U.S. restaurants are owned and operated by independent business owners. For more information, visit www.mcdonalds.com, and follow us on social: X, Instagram, TikTok and Facebook.

About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 35 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing Ecommerce and delivery business with more than 14,000 fresh points of access. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.Twitter.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. The words "expect," "plan," or similar words, or the negative of these words, identify forward-looking statements. Such forward-looking statements are based on certain assumptions and estimates that we consider reasonable but are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial conditions, business, prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause actual results to differ from those expressed in forward-looking statements include, without limitation, the risks and uncertainties described under the headings "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K for the year ended January 1, 2023, filed by us with the Securities and Exchange Commission ("SEC") and described in the other filings we make from �me to �me with the SEC. We believe that these factors include, but are not limited to, the impact of pandemics, changes in consumer preferences, the impact of infla�on, and our ability to execute on our omni-channel business strategy. These forward-looking statements are made only as of the date of this document, and we do not undertake any obliga�on, other than as may be required by applicable law, to update or revise any forward-looking or cau�onary statement to reflect changes in assump�ons, the occurrence of events, unan�cipated or otherwise, or changes in future opera�ng results over �me or otherwise. ###